Exhibit 23.1

23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
KEMET Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-107411, 333-92963, 33-98912, 33-93092 and 333-140943) on Form S-3; and (333-123308, 333-67849, and 33-96226) on Form S-8, of KEMET Corporation of our reports dated May 30, 2007, with respect to the Consolidated Balance Sheets of KEMET Corporation and subsidiaries as of March 31, 2007 and 2006, and the related Consolidated Statements of Operations, Stockholders’ Equity and Comprehensive Income/(Loss), and Cash Flows for each of the years in the three-year period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007, and the effectiveness of internal control over financial reporting as of March 31, 2007, as included in this Annual Report (Form 10-K) for the fiscal year ended March 31, 2007.

As discussed in Notes 1 and 8 to the consolidated financial statements, effective April 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment.

As discussed in Note 6 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Deferred Benefit Pension and Other Postretirement Plans, as of March 31, 2007.

/s/ KPMG LLP
KPMG LLP
Greenville, South Carolina
May 30, 2007